As filed with the Securities and Exchange Commission on October 23, 2000

                                                      Registration No. 333-44888


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------

                                   THCG, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                        7320                   87-0415597
 (State or other jurisdiction  (Primary Standard Industrial   (I.R.S. Employer
     of incorporation or        Classification Code Number)  Identification No.)
        organization)

                         512 Seventh Avenue, 17th Floor
                            New York, New York 10018
                                 (212) 223-0440
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                                ----------------

                                 JOSEPH D. MARK
                         512 Seventh Avenue, 17th Floor
                            New York, New York 10018
                                 (212) 223-0440
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                -----------------

                                   COPIES TO:

                             PETER S. KOLEVZON, ESQ.
                       Kramer Levin Naftalis & Frankel LLP
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 715-9100

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.

PROSPECTUS                                             SUBJECT TO COMPLETION
                                                       OCTOBER 23, 2000


                                2,926,467 SHARES

                                   THCG, INC.

                                  COMMON STOCK

                        --------------------------------

      The stockholder of THCG listed on page 15 of this prospectus is offering and selling a total of 2,926,467 shares of our common stock under this prospectus. We will not receive any of the proceeds from the sale of the shares offered by the selling stockholder.

      Our common stock is traded on the Nasdaq National Market under the symbol "THCG." On October 16, 2000, the last sale price for our common stock, as reported on the Nasdaq National Market, was $2.0156 per share.

                        --------------------------------

      Investing in our common stock involves certain risks. See "Risk Factors" beginning on page 2.

                        --------------------------------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                        --------------------------------

                The date of this prospectus is ________ __, 2000.

                                TABLE OF CONTENTS


About THCG...................................................................1

Risk Factors.................................................................2

Forward-Looking Statements..................................................12

Use of Proceeds.............................................................12

Description of Capital Stock................................................12

Selling Stockholder.........................................................15

Plan of Distribution........................................................16

Legal Matters...............................................................16

Experts.....................................................................16

Where You Can Find More Information.........................................17

                                     SUMMARY

      This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including "Risk Factors" beginning on page 2. In addition, you should also read the documents we have referred you to in "Where You Can Find More Information" on page 16 for information about our company and our financial statements.

                                   ABOUT THCG

      We provide a seamless integration of venture development, venture banking and venture funding services to Internet and technology companies in which we acquire direct or indirect equity interests as well as to third parties to which we provide services for fees. We are penetrating new markets by developing our international operations and by expanding our global coverage of the Internet and technology sectors. We completed our previously announced acquisition of certain businesses operated by the Giza Group in Israel in September, 2000.

      Our partner companies and other equity holdings include advanced technology and service companies, established "brick and mortar" companies implementing an Internet-based strategy and global Internet-based businesses. By providing our partner companies with our unique V3 services offerings, we believe that we help our partner companies focus on their core strengths, so that they may accelerate their development and bring their products and services to market more rapidly. We regard these companies as partner companies because we provide them with a variety of services, including consulting, investment banking and funding services, and we are often involved in their management as board members. Due to our participation in the development and growth of our partner companies, we view our interests in these companies as more than only an investment.

      Our goal is to build dominant Internet and technology businesses with a global presence that have viable business models, and to acquire equity interests in those businesses. To date, we have, and we continue to acquire, equity interests in our partner companies through a venture fund that is managed by one of our wholly-owned subsidiaries and in which we own a 9.9% interest. Occasionally, we have also acquired direct equity interests in our partner companies. In the future, our venture funding strategy is to acquire direct equity interests of at least 25% in our partner companies. Although we do not intend to engage in short-term sales of our equity interests in our partner companies, we hope to realize gains through the selective sale of our equity interests over a period of time.

      We seek to build our partner companies and to maximize the value of our equity interest in them by providing venture development and venture banking services to our partner companies and by promoting innovation and collaboration among them. Our venture development services include strategic and management consulting services, as well as business infrastructure and technology services. Our venture banking services include general advisory services, capital raising transactions, as well as advising our partner companies on private placements, mergers, acquisitions, recapitalizations and refinancings. By providing these venture development and venture banking services, together with our venture funding activities, we provide critical services to our partner companies at every stage of their development.

      We believe that our ability to finance, build and advise our partner companies in an integrated service offering that we term V3 differentiates us from our competitors, which typically provide services designed to address more short-term and specific needs of Internet and technology businesses. We also believe that our global focus will further differentiate us from our competitors that tend to have a more regional or local focus.

      We are a Delaware corporation formerly known as Walnut Financial Services, Inc. Our executive offices are located at 512 Seventh Avenue, 17th Floor, New York, New York 10018. Our phone number is (212) 223-0440. References in this prospectus to "THCG" or "us" or "our" mean THCG and its subsidiaries on a consolidated basis, unless the context otherwise requires.

                                  RISK FACTORS

      You should be aware that there are various risks involved in an investment in our common stock. Before investing in our common stock, you should carefully consider the following risk factors and other information in this prospectus.

                       Risk Factors Affecting Our Business

Our business, as currently conducted, has a limited operating history and may not be successful.

      On November 1, 1999, we shifted our business focus from that of investing in securities to that of an operating company actively engaged in providing venture funding, venture development and/or venture banking services to both Internet and technology businesses and partner companies, while actively participating in the management, financing and operation of those companies. As a result, we have a limited operating history and may not be successful in meeting the challenges and addressing the risks that we face in this new and rapidly changing market. If we are not successful, our business, financial condition and operating results will be materially and adversely affected. Many of the risks, uncertainties, delays and difficulties associated with providing venture funding, venture development and/or venture banking services to and operating Internet and technology businesses are beyond our control.

Our business is capital intensive and we may not be able to secure additional capital which may prevent our growth or cause our business to suffer.

      Our business is capital intensive. We expect periodically to raise funds to acquire equity interests in and establish new partner companies, to support our operations and expand our venture development and venture banking services, and to support the operations and growth of our partner companies. However, we may not be able to obtain financing on acceptable terms, or at all, when we need it. If we require, but are unable to obtain, additional financing in the future on acceptable terms, or at all, we will not be able to continue our business strategy, respond to changing business or economic conditions, withstand adverse operating results or compete effectively, and our business, financial condition and operating results may be materially and adversely affected as a result. If we are successful in selling additional equity securities our then existing stockholders may suffer significant dilution.

      Most of our current partner companies are, and we expect that our future partner companies will be, in the early stages of their development. Our partner companies will require significant amounts of additional capital to compete successfully, meet their business objectives and produce revenues and profits. If we are unable to obtain additional capital for our partner companies, they may fail and their failure could have a material adverse effect on our business, financial condition and operating results.

If investments in our partner companies and other equity holdings decrease in value, our financial results will be harmed.

      Our assets include equity interests which we have directly and indirectly acquired in our partner companies. As of August 15, 2000, one of our venture funds had acquired interests in eight companies, with its equity stakes in these companies ranging from 1.7% to 19.0%. In the future, we expect to acquire direct equity interests of at least 25% in our partner companies. Decreases in the value of our partner companies or other equity holdings will have an adverse effect on our business, financial condition and operating results.

      All of our partner companies and most of our other equity holdings are in the early stages of development, and may not successfully achieve their business goals. Our strategy is to realize a return on our equity interests in these companies by liquidating these investments through sales of equity or otherwise. We may not realize any return on any of these investments. The failure of one or more of the companies in which we have invested, and the timing of any dispositions of our investments in these companies, could have a material adverse effect on the trading price of our common stock, our business, financial condition and operating results and on the market price of our common stock.

We will not be able to successfully execute our business strategy if we are deemed to be an investment company under the Investment Company Act of 1940.

      We are not currently required to be registered under the Investment Company Act. Generally, a company must register under the Investment Company Act and comply with significant restrictions on operations and transactions if: (1) its investment securities exceed 40% of its total assets, or (2) it holds itself out as being "primarily engaged" in the business of investing, owning or holding securities. At this time, we believe that less than 40% of our total assets are investment securities. If, in the future, our investment securities exceed 40% of our total assets, we believe that we will not be required to register under the Investment Company Act because we believe that we are "primarily engaged" in a non-investment company business through our wholly-owned subsidiaries and that we do not otherwise meet the requirements for registering under the Investment Company Act. Nevertheless, we may be deemed to be an investment company and may then be required to register under the Investment Company Act. However, if more than 40% of our total assets are investment securities and we are no longer "primarily engaged" in a non-investment company business through our wholly owned subsidiaries, we believe that we may be considered to be primarily engaged" in a non investment company business through our majority-owned subsidiaries and controlled subsidiaries. We would then promptly file with the Securities and Exchange Commission an exemptive application under Section 3(b)(2) of the Investment Company Act to have the Securities and Exchange Commission so declare. If we do not receive exemptive relief, then we be required to register under the Investment Company Act. Registration under the Investment Company Act would be inconsistent with our present business strategy and would have a material and adverse effect on our business, financial condition and operating results. Moreover, we might be subject to civil and criminal penalties for failure to register, certain of our contracts might be voidable and a court-appointed receiver could take control of our company and liquidate our business.

      To avoid regulation under the Investment Company Act, we would have to attempt to reduce our investment securities to less than 40% of our total assets. This reduction could be attempted in a number of ways, including the disposition of investment securities and the acquisition of non-investment security assets. If we were required to sell investment securities, we may have to sell them sooner than we otherwise would. These sales may be at depressed prices, and we may not realize anticipated benefits from, or may incur losses on, these investments, with material adverse effect on our business, financial condition and operating results. Some investments may not be sold due to contractual or legal restrictions or the inability to locate a suitable buyer. Moreover, we may incur tax liabilities when we sell assets. We may also be unable to purchase additional investment securities that may be important to our operating strategy. If we decide to acquire non-investment security assets, we may not be able to identify and acquire suitable assets and businesses.

      If we are deemed to be, and required to register as, an investment company, we will be forced to comply with the numerous and burdensome substantive requirements of the Investment Company Act, including:

      o     limitations on our ability to borrow;

      o     limitations on our capital structure;

      o restrictions on acquisition of equity interests in partner companies;

      o     prohibitions on transactions with affiliates;

      o     restrictions on specific investments; and

      o compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations.

      If we were forced to comply with the rules and regulations of the Investment Company Act, our operations would significantly change, and we would be prevented from successfully executing our business strategy. As a result, our business, financial condition and operating results would be materially and adversely affected.

The trading price of our common stock may decline.

      The market price of our common stock has been, and is likely to continue to be, volatile, experiencing wide fluctuations. In recent years, the stock market has experienced significant price and volume fluctuations which have particularly affected the market prices of equity securities of many companies providing Internet-and technology products and services. Future market movements may materially and adversely affect the market price of our common stock. The market price of our common stock could decline as a result of future sales of substantial amounts of our common stock, or the perception that such sales could occur. Furthermore, certain of our existing stockholders have the right to require us to register their shares, which may facilitate their sale of shares in the public market.

      The trading price of our common stock may decline because of fluctuations in our operating results. These fluctuations may be the result of a variety of factors, many of which are beyond our control, including:

      o the number of our partner companies and the size and scope of the venture funding, venture development and/or venture banking services which we are engaged to provide;

      o reductions, cancellations or completions of major engagements to provide venture funding services, venture banking and/or venture development;

      o the loss of significant partner companies or a change of scope in the venture funding, venture development and/or venture banking services that we are providing to them;

      o the efficiency with which we utilize our professionals, plan and manage our existing and new partner companies and manage our future growth;

      o     variability   in  market   demand  for  venture   funding,   venture
            development and/or venture banking services;

      o     our ability to retain and attract qualified professionals;

      o our ability to provide our venture funding, venture development and/or venture banking services within the budgets established by our partner companies;

      o     costs related to expansion of our business;

      o fluctuations in the market value of equity interests in our partner companies and our other equity holdings;

      o     significant acquisitions;

      o     increased competition; and

      o     general economic conditions.

      A significant percentage of our expenses, including those related to employee compensation and facilities, are fixed. If the number of our partner companies and the scope of the venture funding, venture development and/or venture banking services that we provide to them decreases in any period, then our revenues and operating results may also decrease. If our operating results fall below the expectations of securities analysts and investors, the trading price of our common stock would likely decline, and the decline could be significant.

If we cannot compete in our product and service markets effectively, our business will be adversely impacted.

      We compete against numerous public companies such as CMGI, Inc., Internet Capital Group, Inc., Rare Medium Group, Inc., Softbank Corp. and Divine Interventures, Inc., as well as private companies such as Idealab!, that provide some combination of the venture funding, venture development and venture banking services which we provide. Many of these competitors have longer operating histories, greater brand name recognition, larger installed client bases, greater name recognition, more experience and significantly greater financial, technical, marketing and other resources than we do. We expect that competition from both private and public companies in our markets will intensify. Corporate strategic investors, including Fortune 500 and other significant companies, are developing Internet and technology strategies and capabilities. The barriers to entry for companies seeking to provide capital and other resources to entrepreneurs and their emerging technology companies are minimal. At any time, our current and potential competitors could increase their resource commitments to our markets. Among other adverse consequences, this competition may diminish our ability to identify, attract and develop relationships with partner companies. As a result, our business, financial condition and operating results could be materially and adversely affected.

      In providing venture development services, we compete directly against strategy consulting, management consulting and technology development firms. In providing venture banking services, we compete directly with other investment banking and merchant banking firms which vary in size from small, privately-owned firms to very large, publicly-held corporations. We also face increasing competition from other sources, such as commercial banks, insurance companies and consulting firms offering financial services. Among other adverse consequences, this competition may diminish the pool of potential investment opportunities and raise the cost of making future investments. As a result, our business, financial condition and operating results could be materially and adversely affected .

      Our competitors may be more attractive partners to Internet and technology businesses. In addition, our competitors in the venture development and venture banking markets may be able to respond more quickly to changes in client needs, service more clients simultaneously and undertake more extensive marketing campaigns. If we are not able to compete successfully against our current or future competitors our business, financial condition and operating results will suffer.

      Our partner companies face similar competition. This may place our partner companies at a disadvantage in responding to their competitors' pricing strategies, technological advances, advertising campaigns, strategic partnerships and other initiatives. If our partner companies are unable to compete successfully, they will fail and their failure may have a material adverse effect on our business, financial condition and operating results.

If we fail to establish successful partner companies, our business will be harmed.

      Our success depends on our ability to identify opportunities to acquire equity interests in or establish partner companies that will become successful. If we have established or acquired equity interests in partner companies that fail to meet their projections or otherwise fail to generate income, our business, financial condition and operating results could be materially and adversely affected. Our management has sole and absolute discretion in identifying and selecting partner companies in which to acquire equity interests or to establish, and in structuring, negotiating, undertaking and divesting of equity interests in, our partner companies. In making decisions to acquire equity interests in or establish partner companies, we will rely, in part, on financial projections developed by our management and the management of potential partner companies. These projections will be based on assumptions and subjective judgments that may prove to have been wrong.

      Even if we identify a company that complements our strategy, we may be unable to acquire an interest in that company for many reasons, including:

      o our inability to agree on the terms of an acquisition or to acquire an interest of at least 25% in the company;

      o     a lack of capital to acquire an interest in the company; and

      o     incompatibility between us and management of the company.

      The failure to acquire equity interests in potential partner companies that we have identified could adversely affect our business, financial condition and operating results.

Our acquisition strategy may result in increased expenses, difficulties in integrating acquired companies and diversion of management's attention and adversely affect our business.

      A key component of our growth strategy is to pursue acquisitions of businesses that complement our business strategy. We expect the competition for acquisition candidates to continue to increase. We may not be able to identify and compete successfully for attractive acquisition candidates or complete acquisitions at reasonable purchase prices, in a timely manner or at all.

      Some of the other risks that we may encounter in our acquisition growth strategy include:

      o expenses and difficulties in identifying potential targets and the costs associated with uncompleted acquisitions;

      o expenses, delays and difficulties of integrating acquired companies into our existing organization;

      o     diversion of management's attention;

      o     expenses of amortizing acquired companies' intangible assets;

      o issuance of equity securities to pay for acquisitions that will dilute existing stockholders;

      o possible adverse impact on our financial condition due to the timing of an acquisition; and

      o     expense  of  any  undisclosed  or  potential   financial  and  legal
            liabilities of acquired companies.

      If realized, any of these risks could have a material adverse effect on our business, financial condition and operating results.

If we are unable to manage our growth, our financial results will suffer.

      Our recent growth has required a great amount of our managerial and operational resources. We intend to develop the infrastructure necessary to implement our business strategy of acquiring equity interests in additional partner companies and penetrating new markets by developing our international operations, and by expanding our global coverage of the Internet and technology industries. To manage this growth, our management must continue to:

      o improve our operational and financial systems, procedures and controls;

      o     expand our information technology systems; and

      o     expand, train, retain and manage our employee base.

      If our systems, procedures and controls are inadequate to support our operations, our expansion would be impaired. Our inability to manage our growth effectively could have a material adverse effect on our business, financial condition and operating results.

      Our business, financial condition and operating results will be materially and adversely affected if our partner companies are unable to manage their growth successfully. In addition, many of our partner companies have only recently begun to develop their financial reporting systems, procedures and controls. These companies may not be able to provide us with their financial results on a timely basis, which may make our financial position uncertain.

We may have difficulty in managing our international operations and expansion, which could adversely affect our operating results and business.

      A key element of our strategy is to penetrate new markets by developing our international operations and by expanding our global coverage of the Internet and technology industries. If any of the following risks materialize, we may not be able to successfully promote our services or perform client engagements in international markets. As a result, our growth and ability to compete effectively may be hindered and our business, financial condition and operating results could be materially and adversely affected. Our management may have difficulty in managing our international operations because of distance, as well as language and cultural differences. We also may be unable to market and operate our services successfully in foreign markets.

      Other risks related to international operations include:

      o     fluctuations in currency exchange rates;

      o     difficulties arising from staffing and managing foreign operations;

      o     state-imposed restrictions on the repatriation of funds;

      o legal and regulatory requirements of different countries, such as differing tax, intellectual property or labor laws; and

      o     potential political and economic instability.

If our partner companies fail to adapt to the rapidly changing e-commerce marketplaces, our business will be harmed.

      If our partner companies are unable to meet the challenges described below, they may be unable to sell their products and services and generate revenues, which, in turn, will have a material adverse effect on our business, financial condition and operating results. Our partner companies must adapt to the rapid changes in technology and customer and supplier demands. The e-commerce market is characterized by:

      o     rapidly changing technology;

      o     evolving industry standards;

      o     frequent new product and service introductions;

      o     shifting distribution channels; and

      o     changing customer demands.

      Our partner companies must also adapt to a rapidly evolving marketplace. They may not be able to adapt their products and services adequately or economically, develop new products and services or establish and maintain effective distribution channels for their products and services and other communication channels. Our partner companies' businesses will also depend on the efficient and uninterrupted operation of their computer and communications hardware systems to enable them to continuously provide their products and services over the Internet.

Our partner companies could make business decisions that are not in our best interests or that we do not agree with, which could impair the value of our partner company interests.

      Because neither we nor the venture fund in which we own a 9.9% interest owns a majority voting interest in any of our partner companies or our other equity holdings, we do not have complete control over any of them. While we plan to acquire direct equity interests of at least 25% in our partner companies in the future, we will continue to acquire less than majority voting interests in most of our partner companies. Further, we may not maintain our current ownership levels in our partner companies if we sell portions of our equity interests or our partner companies issue additional equity to other parties.

      Our ownership of equity interests over which we do not exercise complete control involves additional risks that could cause our equity interests, and therefore our business, financial condition and operating results to be materially and adversely affected, including:

      o management having economic or business interests or objectives that are different than ours; and

      o partner companies not taking our advice with respect to the financial or operating difficulties that they encounter.

      Our inability to control our partner companies completely could prevent us from assisting them, financially or otherwise, or could prevent us from liquidating our equity interests in them at a time or at a price that is favorable to us. Additionally, to the extent we do not completely control them, our partner companies may not act in ways that are consistent with our business strategy and may compete with us or other partner companies. These factors could hamper our ability to maximize returns on our equity interests, and cause us to recognize losses on our equity interests in partner companies.

Our partner companies may be unable to protect their proprietary rights or may infringe on the proprietary rights of others, which would harm our business.

      Because many of our partner companies operate or will operate their businesses through web sites and rely on hardware and software to conduct e-commerce, proprietary rights, particularly in the form of trade secrets, copyrights and patents, will be critical to the success our partner companies and to the success of our business. If our partner companies incur costly litigation to defend or enforce their intellectual property rights, the expenses and losses incurred by them will increase, and their profits, if any, will decrease and our business, financial condition and operating results may be materially and adversely affected.

      The actions that our partner companies take to protect their proprietary rights may be inadequate. In addition, effective copyright and trademark protection may be unenforceable or limited in certain countries and our partner companies may be unable to control the dissemination of their content and products and use of their services due to the global nature of the Internet. A substantial majority of our partner companies license content and technology which they include in their product or service offerings from third parties, and they could become subject to infringement actions as a result. In addition, third parties may claim that our partner companies have violated their intellectual property rights. To the extent that any of our partner companies violates a patent or other intellectual property right of a third party, it may be prevented from operating its business as planned, and it may be required to pay damages, to obtain a license, if available, to use the patent or other right or to use a non-infringing method, if possible, to accomplish its objectives. Any of these claims, with or without merit, could subject our partner companies to costly litigation and the diversion of their technical and management personnel.

If e-commerce does not continue to expand, our business may not succeed.

      Our success, and the success of our partner companies, depends on the continued expansion of business-to-business and business-to-consumer e-commerce. The e-commerce market is still in its early stages of development. If widespread commercial use of the Internet by individuals and businesses does not continue to expand, or if the Internet does not continue to develop as an effective medium for the provision of products and services, our business, financial condition and operating results, and those of our partner companies, will be materially and adversely affected.

      Factors that may adversely affect the expansion of the Internet and e-commerce include:

      o     actual or perceived lack of security of information;

      o     congestion of Internet traffic or other usage delays;

      o     inconsistent quality of service;

      o     increases in Internet access costs;

      o     increases in government regulation of the Internet;

      o     uncertainty regarding intellectual property ownership;

      o     reluctance to adopt new business methods;

      o     costs associated with the obsolescence of existing infrastructure;
            and

      o     economic viability of e-commerce models.

Privacy concerns may prevent customers from using the services of our partner companies, which would harm our business.

      If a partner company does not offer sufficient security features in its online and m-commerce product and service offerings, its products and services may not gain market acceptance, and it could be exposed to legal liability. If our partner companies are unable to adequately address these concerns, they may be unable to sell their products and services, which would harm our business, financial condition and operating results. Despite the measures that may be taken by our partner companies, the infrastructure of each of them will be potentially vulnerable to physical or electronic break-ins, viruses or similar problems. Security breaches that result in access to confidential information could damage the reputation of any one of our partner companies and expose it to a risk of loss or liability. All of our partner companies will be required to make significant expenditures, either for internal development efforts or payments to us or other third parties providing security-related services, to protect against or remedy security breaches. Additionally, as e-commerce becomes more widespread, our partner companies' customers may become more concerned about security.

Governmental regulation of the Internet could adversely impact our business and operations.

      The enactment of any new laws or regulations, including international laws and regulations, could inhibit the growth in use of the Internet and decrease the acceptance of the Internet as a communications and commercial medium, which could in turn decrease the demand for our services and those of our partner companies, or otherwise have a material adverse effect on our business, financial condition and operating results, and those of our partner companies.

Failure to develop and strengthen the THCG brand could adversely affect our business.

      A single event involving client dissatisfaction could tarnish our perception as a whole despite our efforts to maintain and strengthen the THCG brand name. Consequently, the strategy adopted and expenses incurred by us may not result in a stronger brand.

If we are unable to recruit, train and retain highly skilled and experienced professionals, our business will suffer.

      To provide our partner companies with our services, we must identify, hire, train and retain highly skilled and experienced professionals who have industry specific expertise and who are proficient in a broad range of technological and business skills. There is a shortage of these highly skilled and experienced personnel and we must compete with other companies for this limited pool of people. Our failure to attract, train or retain qualified personnel could have a material adverse effect on our business, financial condition and operating results.

The loss of executive management or other key personnel may adversely affect our business.

      Our business and operations depend largely on the skills of our key management and technical personnel. Many of our executive officers have recently joined us, and many of our key personnel have worked together for a relatively short period. If one or more members of our executive management or other key personnel were unable or unwilling to continue in their present positions, these persons would be very difficult to replace. In addition, if any of these persons joined a competitor or formed a competing company, some of our clients might choose to use the services of that competitor or new company instead of ours. Our clients may also hire some members of our executive management or other key personnel. This could result in the loss of our client relationships or new business opportunities and materially and adversely affect our ability to implement our business strategy and, as a result, our business, financial condition and operating results.

      Similarly, our partner companies must attract and retain their own senior management personnel. As they expand, our partner companies will also need to continue to hire additional technical, marketing, financial and other key personnel, unless they rely on us or third parties to provide these services. Failure to retain those personnel could limit the ability of our partner companies to grow, sell their products and services and launch new products and services which could have a material adverse effect on our business, financial condition and results of operations.

Our business may suffer because some of our directors and officers have potential conflicts of interest with our venture fund.

      Some of our senior executive officers and directors have been actively involved in the venture funding decisions of our venture fund, THCG Venture Partners I. One of our directors and executive officers is the President and Chief Executive Officer of the sole manager of THCG Venture Partners I, and several of our officers and directors are indirect investors in THCG Venture Partners I. Many of our officers are also actively involved in providing ongoing venture funding, venture development and/or venture banking services to partner companies in which THCG Venture Partners I has invested. These individuals may have conflicting fiduciary duties to our stockholders and to the investors in THCG Venture Partners I, including themselves in some cases. In addition, they may have conflicts between our interests and their own indirect personal financial interests in THCG Venture Partners I and our partner companies in which THCG Venture Partners I has invested. We have not adopted a conflicts of interest policy to govern these situations and these conflicts of interest, particularly if exploited, may adversely impact our business.

Ownership of our company is concentrated.

      Joseph D. Mark and Adi Raviv, our co-chairmen and directors, each beneficially owned approximately 17.5% of our outstanding common stock as of August 14, 2000. As a result, Messrs. Mark and Raviv possess significant influence over our company on business matters, including the election of directors, the appointment of new management and the approval of any other action requiring the approval of our stockholders. Greenwich Street Capital Partners II, L.P. and certain of its affiliates ("GSCP") beneficially owned approximately 35.7% of our outstanding common stock as of August 14, 2000. In addition, pursuant to a voting agreement between us and GSCP, GSCP has the right to appoint one individual to our Board of Directors so long as Greenwich Street Capital Partners is the holder of common stock or warrants to purchase common stock which equal at least 5%, in the aggregate, of our outstanding shares of common stock. Keith W. Abell, Co-President of Greenwich Street Capital Partners, served as a director from November 1, 1999 until September 6, 2000 and Matt Kaufman, a managing director of Greenwich Street Capital Partners, became a director on September 6, 2000.

      The concentration of our share ownership may:

      o     delay or prevent a change in control of THCG;

      o impede a merger, consolidation, takeover or other business combination involving THCG; or

      o discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of THCG.

Government regulation of broker-dealer activities could harm our business.

      Our wholly-owned subsidiary, Tower Hill Securities, is a registered broker-dealer and a member of the National Association of Security Dealers, or NASD. As a result, Tower Hill Securities' principals, registered representatives and other associated persons must comply with applicable state securities laws, rules and regulations, and with the rules of the NASD. Broker-dealers are subject to extensive regulations which cover all aspects of the securities business, including sales methods, trade practices, capital structure, record keeping and conduct of directors, officers and employees. In addition, Tower Hill Securities is required to maintain a minimum regulatory net capital and a specified ratio of aggregate indebtedness to net capital. The failure to comply with, or adverse changes in, the laws or regulations to which Tower Hill Securities' business is subject, or adverse changes in the interpretation thereof, could have a material adverse effect on the business, financial condition and operating results of Tower Hill Securities and us, as its parent.

Conversion of the series A convertible participating preferred stock and exercise of the related warrant may adversely affect our stockholders.

      Our board has the authority to issue up to 4,995,000 shares of our preferred stock and to determine the terms, including voting rights, of those shares without any further vote or action by our stockholders. On August 2, 2000, we issued 5,000 shares of series A preferred stock to Castle Creek Technology Partners LLC. Prior to December 29, 2000, the series A preferred stock is convertible (subject to anti-dilution protections) into shares of our common stock at a fixed price of $5.039 per share. Thereafter, the series A preferred stock is convertible at a floating rate based on the market price of our common stock, if lower than $5.039, subject to anti-dilution adjustment. Therefore, the lower the market price of our common stock is at the time of conversion, the more shares of common stock the holder of the series A preferred stock will receive upon conversion of the series A preferred stock, up to a maximum of 2,529,568 shares of common stock. For additional detail, please see the description of the series A preferred stock under "Description of Capital Stock."

      In addition, in connection with the issuance of the series A preferred stock, we also issued to Castle Creek a warrant to purchase up to an additional 396,899 shares of our common stock. The warrant is exercisable at $5.039 per share throughout its four year term.

      To the extent the series A preferred stock is converted and this warrant is exercised, a significant number of shares of our common stock may be sold into the market, which could decrease the price of our common stock, encourage short sales and substantially dilute the interest of other holders of our common stock. Short sales could place further downward pressure on the price of our common stock. In that case, we would be required to issue an increasingly greater number of shares of common stock upon future conversions of the series A preferred stock of up to a maximum of 2,529,568 shares, sales of which would continue to depress the price of our common stock.

      Our series A preferred stock is entitled to priority over the common stock in any liquidation of THCG and we may not pay dividends on the common stock nor may we purchase common stock without first obtaining the approval of two-thirds of the holders of the series A preferred stock.

The issuance of other preferred stock or additional common stock may adversely affect our stockholders.

      The voting and other rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any other preferred stock that may be issued in the future. Similarly, our board may issue additional shares of common stock without any further vote or action by stockholders, which would have the effect of diluting common stockholders. An issuance of common stock or preferred stock could have the effect of delaying, deferring or preventing a change in control.

Anti-takeover provisions could make a third-party acquisition of our company difficult.

      We are a Delaware corporation. The Delaware General Corporation Law contains provisions that could make it more difficult for a third party to acquire control of us. In addition, we have a classified board of directors, with board members serving staggered three-year terms. The existence of a classified board could make it more difficult for a third party to acquire control of us.

                           FORWARD-LOOKING STATEMENTS

      This prospectus contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Specifically, all statements other than statements of historical facts included in this prospectus, or incorporated herein by reference, regarding our financial position, business strategy and plans and objectives of management for future operations are forward-looking statements. These forward-looking statements are based on the beliefs of management, as well as assumptions made by and information currently available to management. When used in this prospectus, including the information incorporated by reference, the words anticipate, believe, estimate, expect, may, will, continue, intend and plan and words or phrases of similar import, as they relate to our financial position, business strategy and plans, or objectives of management, are intended to identify forward-looking statements. These cautionary statements reflect our current view regarding future events and are subject to risks, uncertainties and assumptions related to various factors which include but may not be limited to those listed under the heading "Risk Factors" and other cautionary statements in this prospectus and in the information incorporated herein by reference.

      Although we believe that our expectations are reasonable, we cannot assure you that our expectations will prove to be correct. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in this prospectus as anticipated, believed, estimated, expected, intended or planned. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.

                                 USE OF PROCEEDS

      The selling stockholder will receive all of the net proceeds from the sale of common stock offered by this prospectus, and we will receive none of these proceeds.

                          DESCRIPTION OF CAPITAL STOCK

      We are authorized to issue 50,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. The following description of our capital stock does not purport to be complete and is subject to and qualified by our certificate of incorporation and bylaws, particularly the certificate of designations of the series A convertible participating preferred stock, which have been filed as exhibits to the registration statement of which this prospectus is a part and are hereby incorporated by reference in this prospectus, and the applicable laws of the State of Delaware.

Common Stock

      On August 14, 2000, a total of 12,654,169 shares of common stock were outstanding, not including the shares being offered by the selling stockholder under this prospectus.

      The holders of common stock are entitled to one vote for each share so held and are entitled to notice of any stockholders meeting and to vote upon any matters as provided in our bylaws or as may be provided by law. Except for and subject to those rights expressly granted to holders of preferred stock, and except as may be provided by the laws of the State of Delaware, the holders of common stock have all other rights of stockholders, including, without limitation, (i) the right to receive dividends, when, as and if declared by our board, and (ii) in the event of any distribution of assets upon a liquidation or otherwise, the right to receive all the assets and funds of THCG remaining after the payment to the holders of the preferred stock of the specific amounts to which they are entitled.

Preferred Stock

      The board has the authority, without further action by the stockholders, to issue up to 4,995,000 shares of preferred stock in one or more series and to designate the rights, preferences, privileges and restrictions of each series. We currently have one series of preferred stock authorized, issued and outstanding, the series A convertible participating preferred stock. We have no current plans to issue any additional shares of preferred stock.

      Series A Convertible Participating Preferred Stock

      General

      On August 2, 2000, we issued a total of 5,000 shares of our series A preferred stock, stated value $1,000.00 per share, and a related warrant to the selling stockholder, Castle Creek Technology Partners LLC, in a private placement.

      Premium

      A premium is payable quarterly on the series A preferred stock on the last business day of each calendar quarter in an amount equal to 8% per annum of the stated value of the series A preferred stock; however, if the registration statement of which this prospectus is a part is not declared effective prior to November 10, 2000, the premium will increase to 10% per annum. The premium is payable in cash until the registration statement is declared effective and thereafter, if the conditions described in the certificate of designations are satisfied, the premium is payable, at our election, in cash, in additional shares of common stock (valued at a price per share equal to the market price, as defined in the certificate of designations, of the common stock on the date the premium is paid) or in additional shares of series A preferred stock valued at its stated value.

      Conversion

      Conversion by the Holder. Subject to the limitations described below, the series A preferred stock is convertible at any time and from time to time at the option of the holder into a number of shares of our common stock determined by dividing the applicable conversion price into the sum of the stated value of the series A preferred stock and any accrued but unpaid premium. Subject to anti-dilution protections, the conversion price is fixed at $5.039 until December 29, 2000. Thereafter, the conversion price will be the lower of $5.039 per share or 90% of the average of the closing bid prices on the five (5) days which constitute the lowest five consecutive day average closing bid price of our common stock during the twenty-two (22) consecutive trading days immediately preceding, but not including, the date of conversion. The series A preferred stock is convertible into a maximum of 2,529,568 shares of common stock. This maximum limit is reached when the market price of our common stock is $2.196 per share. Even if the market price of our common stock falls below $2.196 per share, we are never required to issue more than 2,529,568 shares of common stock upon conversion of the series A preferred stock. Unless previously converted by the holder, the series A preferred stock automatically converts into common stock on August 2, 2003.

      Forced Conversion by THCG. We may cause, provided specific conditions are satisfied, the automatic conversion of the then outstanding shares of series A preferred stock, unless a bankruptcy or other similar event exists at that time and a holder elects otherwise. The conditions to cause this automatic conversion include, among others: (a) we have timely honored all notices of conversion with respect to the series A preferred stock, unless a holder has not been damaged by such a failure or, if damaged, has been fully compensated therefor, (b) all of the underlying common stock is covered by an effective registration statement,
(c) pursuant to that registration statement, the resale of the underlying common stock can be effected at all times during the twenty (20) trading days prior to the effective date of conversion, (d) we have satisfied certain liquidity conditions for the twenty (20) immediately preceding business days, (e) we have not failed to remove a legend at the request of a holder if required to do so pursuant to a securities purchase agreement between us and the selling stockholder, unless the holder has not been damaged by such a failure or, if damaged, has been fully compensated; (f) we have not violated any of our material obligations under the securities purchase agreement, a related registration rights agreement, the related warrant or the terms of the series A preferred stock (which violations remain uncured), and (g) the closing bid price of our common stock for each of the ten (10) preceding consecutive trading days is greater than two hundred percent (200%) of the then-effective conversion price of the series A preferred stock.

      Limits on Conversion. The total number of shares of common stock issuable upon conversion of the series A preferred stock may not exceed 2,529,568 shares. The terms of the series A preferred stock and the related warrant provide that they are convertible or exercisable only to the extent that the number of shares of our common stock issuable upon conversion or exercise, together with the number of shares of our common stock then owned by the holder, would not exceed 4.9% of our then outstanding shares of our common stock as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. The 4.9% limitation does not prevent any holder from converting its series A preferred stock or exercising the warrant into 4.9% of our then outstanding common stock, subsequently selling its shares of our common stock, then converting its series A preferred stock or exercising the warrant into an additional number of shares of our common stock not to exceed 4.9% of our then outstanding common stock. Thus, the total number of shares of common stock potentially issuable to the selling stockholder upon the conversion of the series A preferred stock and exercise of the warrant, in the aggregate, may exceed 4.9% of our outstanding common stock.

      Maturity Date

      Subject to our satisfaction of certain conditions regarding liquidity and our issuance of common stock free of restrictive legends, the series A preferred stock matures on August 2, 2003, at which time the shares automatically convert into shares of common stock in accordance with the terms of an optional conversion as described above, unless a bankruptcy or other similar event exists at that time and a holder elects otherwise.

      Liquidation

      In the event of our liquidation, the holders of series A preferred stock will be entitled to receive a liquidation preference before any amounts are paid to holders of our common stock. The liquidation preference is an amount equal to the stated value plus a premium of 8% per annum from August 2, 2000 through the date of liquidation. If, however, the registration statement of which this prospectus is a part is not declared effective prior to November 10, 2000, the premium will increase to 10% per annum.

      Redemption

      We have the right, provided specific conditions are satisfied, to redeem for cash all the then outstanding shares of series A preferred stock for an optional redemption amount described below. The conditions to our right to redeem the series A preferred stock include, among others: (a) we have timely honored all notices of conversion with respect to the series A preferred stock, unless a holder has not been damaged by such a failure or, if damaged, has been fully compensated therefor, (b) all of the underlying common stock is covered by an effective registration statement, (c) pursuant to that registration statement, the resale of the underlying common stock can be effected at all times during the twenty (20) trading days prior to the effective date of redemption, (d) we have satisfied certain liquidity conditions for the twenty
(20) immediately preceding business days, and (e) we have not failed to remove a legend at the request of a holder if required to do so pursuant to a prior securities purchase agreement, unless such holder has not been damaged by such a failure or, if damaged, has been fully compensated.

      The "optional redemption amount" is, if the effective date of redemption is (a) on or prior to October 31, 2000, the greater of (x) one hundred and ten percent (110%) of the stated value plus accrued but unpaid amounts due and (y) the benefit of the bargain (as defined below); (b) after October 31, 2000, but on or before January 29, 2001, the greater of (x) one hundred fifteen percent (115%) of the stated value plus accrued but unpaid amounts due and (y) the benefit of the bargain; and (c) after January 29, 2001, the greater of (x) one hundred twenty percent (120%) of the stated value plus accrued but unpaid amounts due and (y) the benefit of the bargain. The "benefit of the bargain" means (i) the number of shares of common stock issuable upon full conversion times (ii) the closing bid price on the trading day immediately before the effective date of redemption less the conversion price on that date.

      In order to redeem the series A preferred stock, we must redeem all then-outstanding shares of the series A preferred stock and we must have the full amount of the optional redemption amount in cash, immediately available credit facilities or through other similar financial arrangements.

      Voting Rights

      The holders of series A preferred stock have no right to vote, except as otherwise provided by law, However, each holder of series A preferred stock is entitled to receive prior notification of a meeting of the stockholders, including copies of any information sent to the stockholders. To the extent that the holder of series A preferred stock are entitled by law to vote on any matter as a class, the affirmative vote of a majority of the series A preferred stock is required to approve the matter. To the extent that the holders of series A preferred stock are entitled by law to vote together with the holders of common stock, each holder of series A preferred stock is entitled to a number of votes equal to the number of shares of common stock into which the series A preferred stock is then convertible.

      Rights in the Event of Merger or Consolidation

      If we enter into (i) a consolidation or merger with any other corporation or entity (other than a consolidation or merger in which THCG is the surviving entity and less than twenty percent (20%) of our common stock is issued), (ii) the conversion or reclassification of all of the outstanding shares of our common stock, or (iii) a sale of substantially all of our assets, the holders of the series A preferred stock are entitled to receive written notification of the transaction no sooner than ten (10) and no later than five (5) days prior to the consummation of the transaction. At the holder's option, the holder is entitled to receive anti-dilution adjustments or the equivalent in cash.

      Registration Rights

      The holders of series A preferred stock are entitled to have the underlying shares of common stock registered by us. We have agreed to keep the registration statement, of which this prospectus is a part, effective until the earlier of (a) the date on which all of the shares of common stock issuable upon conversion of the series A preferred stock and exercise of the related warrant have been sold and (b) the date on which all these shares of common stock may be immediately sold to the public without registration and without restriction as to the number of shares that may be sold.

                               SELLING STOCKHOLDER

      On August 2, 2000, we issued 5,000 shares of series A convertible participating preferred stock (the "Preferred Stock") and a related warrant (the "Warrant") to Castle Creek Technology Partners LLC in a private placement that was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) of that Act. The gross proceeds of the offering were $5,000,000.

      The Warrant expires on August 2, 2004 and entitles the holder to purchase up to 396,899 shares of common stock at a fixed exercise price of $5.039 per share throughout the term of the Warrant (subject to anti-dilution protections). If the market price of the common stock is greater than 200% of the then fixed exercise price of the Warrant for at least 10 consecutive days and if certain other conditions are met, we may cause the Warrant to be automatically exercised for common stock.

       The selling stockholder is offering and selling all of the shares of common stock that it acquires upon conversion of the Preferred Stock and the Warrant, a total of up to 2,926,467 shares of common stock (subject to anti-dilution protections), under this prospectus. The selling stockholder does not beneficially own any shares of common stock in addition to those to be received upon conversion of the Preferred Stock and exercise of the Warrant. The selling stockholder will not own any shares of common stock after the completion of the offering (assuming that all of the shares offered by the selling stockholder are sold).

      Information with respect to share ownership has been provided by the selling stockholder. The shares offered under this prospectus may be offered from time to time, in whole or in part, by the selling stockholder or its transferees. The selling stockholder has not been an officer, director or employee of THCG for the past three years.

                              PLAN OF DISTRIBUTION

      We are registering the shares of common stock offered by this prospectus on behalf of the selling stockholder. As used herein, "selling stockholders" includes pledgees, donees, distributees, transferees or other successors in interest selling shares received from the selling stockholder after the date of this prospectus. We will pay all expenses of registration of the shares offered hereby, other than commissions, discounts and concessions of underwriters, dealers or agents. Brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares will be borne by the selling stockholders. We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

      The shares may be sold from time to time by the selling stockholders. Sales of the shares may be made in one or more types of transactions (which may include block transactions) on one or more exchanges, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of the shares, or a combination of these methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. These transactions may or may not involve brokers or dealers.

      The selling stockholders may effect these transactions by selling their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for which these broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

      The selling stockholders and any broker-dealers that act in connection with the sale of the shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. Consequently, any commissions received by these broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act of 1933. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities arising under the Securities Act of 1933. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

      The selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M under the Exchange Act of 1934 may apply to them.

      The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that Rule.

      We have agreed to keep the registration statement, of which this prospectus is a part, effective until the earlier of (a) the date on which all of the shares of common stock issuable upon conversion of the Preferred Stock and exercise of the Warrant have been sold and (b) the date on which all these shares of common stock may be immediately sold to the public without registration and without restriction as to the number of shares that may be sold.

                                  LEGAL MATTERS

      Certain legal matters in connection with the shares of common stock offered by this prospectus have been passed upon for us by Kramer Levin Naftalis & Frankel LLP, New York, New York.

                                     EXPERTS

      Arthur Andersen, LLP, independent public accountants, audited our consolidated financial statements as of December 31, 1999 and for the year then ended, which are included in Amendment No. 1 on Form 10-K/A to our Annual Report on Form 10-K for the year ended December 31, 1999 incorporated by reference in this prospectus and elsewhere in this registration statement, as indicated in their report with respect thereto. These documents are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

      Cohen & Schaeffer, P.C., independent public accountants, audited our Hambro America Securities, Inc.'s financial statements as of December 31, 1998 and March 31, 1998 and for the nine months and year, respectively, then ended, and audited the consolidated financial statements of Mercury Coast Inc. as of December 28, 1999 and for the period from March 11, 1999 (inception) to December 28, 1999 incorporated by reference in this prospectus and elsewhere in this registration statement, as indicated in their reports with respect thereto. These documents are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

      Richard A. Eisner & Company, LLP, independent public accountants, audited the consolidated financial statements of Walnut Financial Services, Inc. as of December 31, 1998 and for the year then ended, which are included in its Annual Report on Form 10-K for the year ended December 31, 1998. This filing is incorporated by reference in this prospectus and in this registration statement in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Our SEC file number is 0-26072 and our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

      The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until the registration statement of which this prospectus is a part is no longer effective:

      The following documents are incorporated by reference into this prospectus:

      o Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed by Walnut Financial Services, Inc.;

      o Quarterly Report on Form 10-Q, for the quarter ended September 30, 1999, filed by Walnut Financial Services, Inc.;

      o Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

      o Amendment No. 1 on Form 10-K/A to our Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed August 30, 2000 pursuant to Section 13 or 15(d) of the Exchange Act;

      o Amendment No. 2 on Form 10-K/A to our Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed October __, 2000 pursuant to Section 13 or 15(d) of the Exchange Act;

      o Financial statements of Hambro America Securities, Inc. as of March 31, 1998 and for the year then ended and as of December 31, 1998 and for the nine months then ended, together with the reports thereon dated May 20, 1998 and January 26, 1999, respectively, of Cohen & Schaeffer, P.C., and the unaudited pro forma combined financial information of THCG, Inc. included in our Current Report on Form 8-K/A, filed January 14, 2000 pursuant to Section 13 or 15(d) of the Exchange Act;

      o Registration Statement on Form 10, filed pursuant to Section 12(g) of the Exchange Act, which contains a description of our common stock, including any amendment or report filed for the purpose of updating such description;

      o Quarterly Reports on Form 10-Q, for the quarters ended March 31, 2000 and June 30, 2000.

      o     Current Report on Form 8-K, filed January 6, 2000 pursuant to
            Section 13 or 15(d) of the Exchange Act;

      o     Current Report on Form 8-K/A, filed March 13, 2000 pursuant to
            Section 13 or 15(d) of the Exchange Act;

      o Current Report on Form 8-K, filed April 6, 2000 pursuant to Section 13 or 15(d) of the Exchange Act;

      o Current Report on Form 8-K, filed May 17, 2000 pursuant to Section 13 or 15(d) of the Exchange Act; and

      o Current Report on Form 8-K, filed August 3, 2000 pursuant to Section 13 or 15(d) of the Exchange Act.

      You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

      Corporate Secretary
      THCG, Inc.
      512 Seventh Avenue, 17th Floor
      New York, New York 10018
      Telephone number: (212) 223-0440

      You should rely on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The selling stockholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

      No dealer, salesman or other person has been authorized to give any information or to make representations other than those contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by us or the selling stockholders. Neither the delivery of this prospectus nor any sale hereunder shall, under any circumstances, create an implication that the information herein is correct as of any time subsequent to its date. This prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                                2,926,467 SHARES

                                   THCG, INC.

                                  COMMON STOCK

                             ----------------------

                                   PROSPECTUS
                             ----------------------

                               __________ __, 2000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 16.  Exhibits

Exhibit No.   Description
-----------   ------------

23.1          Consent of Arthur Andersen, LLP.

23.2          Consent of Cohen & Schaeffer, P.C.

23.3          Consent of Richard A. Eisner & Company, LLP

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 18, 2000.

                                THCG, INC.

                                By: /s/ Joseph D. Mark
                                    ---------------------------------------
                                Name:  Joseph D. Mark
                                Title: Co-Chairman and Chief Executive Officer


                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Joseph D. Mark and Adi Raviv, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendments thereto has been signed by the following persons in the capacities and on the dates indicated.


    Signature                      Title(s)                     Date
    ---------                      --------                     ----

/s/ Joseph D. Mark             Co-Chairman, Chief            October 18, 2000
------------------------
Joseph D. Mark                 Executive Officer
                               (Principal Executive
                               Officer) and Director

/s/ Adi Raviv*                 Co-Chairman and Chief         October 18, 2000
------------------------
Adi Raviv                      Financial Officer
                               (Principal Financial and
                               Accounting Officer) and
                               Director

________________________       Director                      October 18, 2000
Keith Abell

/s/ Gene E. Burleson*          Director                      October 18, 2000
------------------------
Gene E. Burleson

/s/ Burton W. Kanter*          Director                      October 18, 2000
------------------------
Burton W. Kanter

/s/ Joel S. Kanter*            Director                      October 18, 2000
------------------------
Joel S. Kanter

/s/ Henry Klein*               Director                      October 18, 2000
------------------------
Henry Klein

________________________       Director                      October 18, 2000
Evan Marks

/s/ Larry Smith*               Director                      October 18, 2000
------------------------
Larry Smith

________________________       Director                      October 18, 2000
Stanley B. Stern


* By: /s/ Joseph D. Mark
      ----------------------
      Joseph D. Mark
      Attorney-in-Fact

                                  EXHIBIT INDEX


Exhibit No.    Description
-----------    ------------

23.1           Consent of Arthur Andersen, LLP.

23.2           Consent of Cohen & Schaeffer, P.C.

23.3           Consent of Richard A. Eisner & Company, LLP